Spectrum Pharmaceuticals June 2017

2 Safe Harbor Statement This presentation contains forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management’s current beliefs and expectations. These statements include but are not limited to statements that relate to our business and its future, our strategy, the success of our drug candidates, the safety and efficacy of our drug products, product approvals, market potential, product sales, revenue, development, regulatory and approval timelines, product launches, product acquisitions, capital resources and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of sustained revenue history, our limited experience in establishing strategic alliances, our limited marketing experience, our customer concentration, the possibility for fluctuations in customer orders, evolving market dynamics, our dependence on third parties for clinical trials, manufacturing, distribution, information and quality control and other risks that are described in further detail in the Company's reports filed with the Securities and Exchange Commission. We do not plan to update any such forward- looking statements and expressly disclaim any duty to update the information contained in this presentation except as required by law.

 Spectrum currently markets six oncology/hematology products that target rare types of cancer such as advanced metastatic colorectal cancer, acute lymphoblastic leukemia, multiple myeloma and non-Hodgkin’s lymphoma  Spectrum is also in advanced stages of development with three new compounds  ROLONTIS – a drug to minimize the risk of infection during cancer treatment is in phase 3 and the Company is expected to file a BLA in 2018.  Poziotinib – a drug being investigated for breast, lung, gastric and head and neck cancer in multiple phase 2 studies. Interim results are expected before year end from an investigator sponsored trial initiated at the University of Texas MD Anderson Cancer Center in non-small cell lung cancer patients with EGFR exon 20 insertion mutations.  QAPZOLA – a drug to treat non-muscle invasive bladder cancer is about to begin a phase 3 study. 3 Spectrum is a Biotech Company Focused on Bringing Cancer Treatments to Patients in Need Our mission is to bring the expertise and passion for excellence of our team to acquire, develop and commercialize pharmaceuticals for unmet medical needs while building value for our shareholders.

4 Spectrum has Been Successful at Acquiring and Advancing Drugs to Treat Cancer 2012 • Acquired Ex-U.S. rights to market Zevalin • In-licensed ROLONTIS • Acquired Allos Therapeutics 2013 • Re-acquired rights for Qapzola from Allergan • In-licensed Evomela • Acquired Talon Therapeutics • Filed Beleodaq NDA with FDA 2014 • Beleodaq NDA approved by FDA • Out-Licensed rights for 3 drugs to CASI Pharma • Filed Evomela NDA with FDA 2015 • In-licensed Poziotinib • Out-licensed rights for Zevalin for Japan • Signed Eagle Pharmaceuticals Co-Promotion agreement 2016 • Signed Strategic partnership with Servier Canada • Evomela NDA approved by FDA • Launched 6th approved product, Evomela • 2 Acquisitions of NASDAQ Listed Companies with FDA Approved Anti- cancer Drugs • 3 NDAs Filed with FDA Over 77,000 Cancer Patients Treated in the Last 5 Years • 2 NDAs Approved by FDA & Marketed • 3 Novel Late Stage Drugs In-Licensed • 4 Out-Licensing Deals • 1 Co-Promotion Agreement Since 2012

 All directors elected annually  Continuing changes to Governance Practices o Elected an independent Lead Director (Gino Lenaz) o Adopted Corporate Governance Guidelines o Adopted Stock Ownership Policy o Adopted Anti-Hedging Policy o Amended our 2009 Incentive Award Plan to prohibit recycling or repricing of our shares of common stock awarded under the plan.  Proxy Access o Only 1 of 21 peer companies has proxy access. o The Board is continuing to consider the results of the proxy access vote. 5 Committed to Sound Corporate Governance

6 Long Term Incentive Compensation Program Revamped in 2017 • In 2016, the Compensation Committee undertook a comprehensive review of the Company’s executive compensation practices • The new program was designed based on, benchmarking versus peers, feedback from shareholders, advice from an independent compensation consultant  Award sizes are determined annually based on competitive benchmarking data of peer group.  One third of the target annual LTI value was granted in the form of Performance Based Units (PBU) tied to the Company’s relative total stockholder return (TSR) performance, one third of the value was in stock options which will vest over time, and one third was in restricted stock which will vest over time.  The number of PBUs earned is tied to the Company’s TSR as compared to the TSR of the peer group measured over a two-year performance period.  Only three other companies in our peer group have a TSR component. LTI Program Changes

7 2016 Peer Group AMAG Pharmaceuticals, Inc. Albany Molecular Research Inc. Genomic Health Inc. Luminex Corporation Amphastar Pharmaceuticals, Inc. Mimedx Group, Inc. Pernix Therapeutics Holdings, Inc. SciClone Pharmaceuticals Inc. Supernus Pharmaceuticals, Inc. Halozyme Therapeutics, Inc. Sucampo Pharmaceuticals, Inc. Enanta Pharmaceuticals, Inc. Ariad Pharmaceuticals, Inc. Fluidigm Corporation Harvard Bioscience, Inc. Vanda Pharmaceuticals Inc. Infinity Pharmaceuticals, Inc. VIVUS, Inc. Merrimack Pharmaceuticals, Inc. NewLink Genetics Corporation Eagle Pharmaceuticals, Inc. Independently selected by the Compensation Committee in consultation with the Company’s compensation consultant. Biotechnology or pharmaceutical industries, with 2015 revenues of between $60 million and $500 million with market capitalization of up to approximately $1.0 billion. In the prior year, the peer group referenced had market capitalization of up to approximately $1.5 billion.

8 Compensation Plan Structure Base Salary • To attract and retain talent in a highly competitive labor market • Based on pay levels of comparable positions within peer group, as well as qualifications, experience and role characteristics • Merit increases based on individual performance and size of annual merit increase budget Annual Incentive Payout Factors (for 2016) • Revenue / Commercial Goals • Folotyn Patent Litigation • Development and regulatory goals with respect to Rolontis and Poziotinib • FDA Approval Goals for Evomela • Financial Goals – Cash Management • Strategic Partnerships – Out-Licenses & Other Long-Term Incentive • Performance Based Units with time and market-based conditions for vesting (33%) • Stock Options with time-based vesting (33%) • Restricted Stock with time-based vesting (33%)

9 CEO Compensation Overview

10 We Seek Your Support at Our Annual Meeting 2016 Spectrum Pharmaceuticals Management Recommendations  FOR Election of Directors  FOR Advisory vote to approve the compensation of our named executive officers  FOR every three years to conduct an advisory vote to approve the compensation of our named executive officers  FOR Ratification of the appointment of an independent registered public accounting firm  AGAINST the stockholder proposal on majority voting Regarding Say on Pay • Compensation practices have been updated to benchmark against peer group • Company has balanced compensation plan between salary, bonus and LTI • New LTI Plan that incorporates performance versus a peer group • Only 3 of 21 peer companies have a TSR component • Company has executed against key clinical/regulatory and business development goals • CEO realized pay down 49% in last 3 years • CEO pay 56% at-risk compensation Regarding Majority Voting • Plurality mechanisms in place and effective • Potential unintended consequences of majority voting, including board vacancies • Majority vote standard could invite outside activism • 11 of 21 peer companies continue to have plurality standard